Exhibit 99.1

Unaudited condensed financial information of Old eFFECTOR as of and for the three and six months ended June 30, 2021

eFFECTOR Therapeutics, Inc.

eFFECTOR THERAPEUTICS, INC.

Condensed Balance Sheets

(in thousands, except share par value data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$10,880	$15,216
Prepaid expenses and other current assets	1,154	1,362

Total current assets	12,034	16,578

Property and equipment, net	21	34
Operating lease right-of-use assets	47	92
Other assets	2,179	—

Total assets	$14,281	$16,704

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,907	$347
Accrued expenses	2,657	1,984
Warrant liability	780	433
Term loans, net	—	12,853
Lease liabilities, current portion	55	108

Total current liabilities	5,399	15,725

Non-current term loans, net	18,568	—
Accrued final payment on term loans	1,100	—

Total liabilities	25,067	15,725

Commitments and contingencies

Series A convertible preferred stock, $0.0001 par value; 145,560,097 shares authorized as of June 30, 2021 and December 31, 2020; 119,744,594 shares issued and outstanding as of June 30, 2021 and December 31, 2020; $46.9 million liquidation preference at June 30, 2021 and December 31, 2020	46,567	46,567

Series B convertible preferred stock, $0.0001 par value; 114,646,041 shares authorized as of June 30, 2021 and December 31, 2020; 105,154,241 shares issued and outstanding as of June 30, 2021 and December 31, 2020; $51.4 million liquidation preference at June 30, 2021 and December 31, 2020	51,084	51,084

Series C convertible preferred stock, $0.0001 par value; 76,070,076 shares authorized as of June 30, 2021 and December 31, 2020; 69,737,402 shares issued and outstanding as of June 30, 2021 and December 31, 2020; $35.8 million liquidation preference at June 30, 2021 and December 31, 2020	35,573	35,573
Stockholders’ deficit:

Common stock, $0.0001 par value; 390,070,063 shares authorized at June 30, 2021 and December 31, 2020; 15,123,995 and 14,963,995 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2	1
Additional paid-in capital	4,817	4,453
Accumulated deficit	(148,829)	(136,699)

Total stockholders’ deficit	(144,010)	(132,245)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$14,281	$16,704

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Operations and

Comprehensive Income (Loss)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$—	$15,055	$—	$41,384
Grant revenue	692	—	692	—

Total revenue	692	15,055	692	41,384
Operating expenses:
Research and development	4,072	4,826	8,540	10,451
General and administrative	1,664	1,126	2,933	2,227

Total operating expenses	5,736	5,952	11,473	12,678

Operating (loss) income	(5,044)	9,103	(10,781)	28,706

Other income (expense)
Interest income	1	16	2	63
Interest expense	(480)	(340)	(786)	(678)
Other expense	(25)	(60)	(73)	(71)
Loss on debt extinguishment	—	—	(492)	—

Total other expense	(504)	(384)	(1,349)	(686)

(Loss) income before income taxes	(5,548)	8,719	(12,130)	28,020
Income tax expense	—	126	—	346

Net (loss) income and comprehensive income (loss)	(5,548)	8,593	(12,130)	27,674
Income allocable to participating securities	—	(8,312)	—	(26,642)

Net (loss) income attributable to common shareholders	$(5,548)	$281	$(12,130)	$1,032

Net (loss) income per share attributable to common shareholders:
Basic	$(0.37)	$0.02	$(0.81)	$0.07

Diluted	$(0.37)	$0.02	$(0.81)	$0.07

Weighted-average common shares outstanding:
Basic	15,016,742	14,720,031	14,990,514	14,279,067

Diluted	15,016,742	28,556,667	14,990,514	24,264,090

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Series A		Series B		Series C				Additional		Total
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	13,810,811	$1	$3,846	$(150,910)	$(147,063)
Stock option exercises	—	—	—	—	—	—	195,884	—	16	—	16
Stock-based compensation expense	—	—	—	—	—	—	—	—	89	—	89
Net income	—	—	—	—	—	—	—	—	—	19,081	19,081

Balance at March 31, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,006,695	$1	$3,951	$(131,829)	$(127,877)

Stock option exercises	—	—	—	—	—	—	782,300	—	73	—	73
Stock-based compensation expense	—	—	—	—	—	—	—	—	99	—	99
Net income	—	—	—	—	—	—	—	—	—	8,593	8,593

Balance at June 30, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,788,995	$1	$4,123	$(123,236)	$(119,112)

Balance at December 31, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,963,995	$1	$4,453	$(136,699)	$(132,245)
Stock-based compensation expense	—	—	—	—	—	—	—	—	188	—	188
Net loss	—	—	—	—	—	—	—	—	—	(6,582)	(6,582)

Balance at March 31, 2021	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,963,995	$1	$4,641	$(143,281)	$(138,639)

Stock option exercises	—	—	—	—	—	—	160,000	1	15	—	16
Stock-based compensation expense	—	—	—	—	—	—	—	—	161	—	161
Net loss	—	—	—	—	—	—	—	—	—	(5,548)	(5,548)

Balance at June 30, 2021	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	15,123,995	$2	$4,817	$(148,829)	$(144,010)

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net (loss) income	$(12,130)	$27,674
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization expense	13	87
Stock-based compensation	349	188
Loss on debt extinguishment	492	—
Loss on change in fair value of warrant liability	76	72
Non-cash interest expense	127	61
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(399)	415
Accounts payable	118	142
Accrued expenses	549	(532)
Operating lease right-of-use assets and liabilities, net	(8)	(6)
Contract liabilities	—	616

Net cash (used in) provided by operating activities	(10,813)	28,717
Investing activities:
Proceeds from sale of fixed assets	607	—

Net cash provided by investing activities	607	—
Financing activities:
Proceeds from issuance of common stock options	16	89
Issuance of term loans, net of issuance costs	19,835	—
Repayment of term loans	(13,940)	—
Payment of offering costs	(41)	—

Net cash provided by financing activities	5,870	89
Net (decrease) increase in cash and cash equivalents	(4,336)	28,806
Cash and cash equivalents at beginning of period	15,216	3,427

Cash and cash equivalents at end of period	$10,880	$32,233

Supplemental disclosure of cash flow information
Interest paid	$557	$496
Accrued offering costs	2,138	—
Operating lease liabilities arising from obtaining right-of-use assets	—	203

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Notes to Financial Statements

(Unaudited)

1. Organization and Basis of Presentation

Description of Business

eFFECTOR Therapeutics, Inc. (“eFFECTOR” or the “Company”) was incorporated in the state of Delaware on May 1, 2012. eFFECTOR is a clinical-stage biopharmaceutical company focused on pioneering the discovery and development of a new class of oncology drugs the Company refers to as selective translation regulator inhibitors. The Company’s principal operations are in the United States, with its headquarters in San Diego, California.

The Company has devoted substantially all of its resources to raising capital, identifying potential product candidates, establishing its intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of its product candidates and related raw materials, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through June 30, 2021.

Basis of Presentation

The accompanying unaudited financial statements as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. These unaudited financial statements include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the three and six months ended June 30, 2021 are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all the disclosures required by US GAAP for complete financial statements. Because all of the disclosures required by US GAAP for complete financial statements are not included herein, these unaudited financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2020 included elsewhere in Amendment No. 2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on August 5, 2021.

Liquidity

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses and negative cash flows from operating activities since its inception, aside from the year ended December 31, 2020, as a result of non-recurring revenue in connection with the Research Collaboration and License Agreement with Pfizer which rendered net income in 2020. The Company has an accumulated deficit of $148.8 million at June 30, 2021. For the six months ended June 30, 2021, the Company used $10.8 million in cash from operations. At June 30, 2021, the Company had cash and cash equivalents of $10.9 million. Management anticipates that its expenses will increase significantly in connection with its ongoing activities to support its research, discovery and clinical development efforts, and it expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

On August 25, 2021, the Company completed a business combination with Locust Walk Acquisition Corp. (“LWAC”), a Delaware corporation, whereby LWAC acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly-owned subsidiary of LWAC, with the Company as the surviving corporation of the merger. In connection with the merger, certain investors agreed to subscribe for and purchased an aggregate of $60.7 million of the Company’s common stock through a Private Investment in Public Entity (“PIPE”) offering. Together with LWAC’s existing cash balances and funding of the PIPE offering, the Company received gross proceeds of approximately $65.9 million.

The Company believes that its $10.9 million of cash and cash equivalents held as of June 30, 2021, in addition to the proceeds received from the merger with LWAC and PIPE offering, are sufficient to fund planned operations for at least twelve months from the date that these financial statements are available to be issued, though the Company may pursue additional cash resources through public or private equity or debt financings.

Management’s expectations with respect to its ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Its operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than anticipated. If adequate funds are not available to the Company on a timely basis, management may be required to delay, limit, reduce or terminate certain of its research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the Company, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of its stockholders.

2. Summary of Significant Accounting Policies

Deferred Issuance Costs

The Company has deferred issuance costs consisting of legal, accounting and other fees and costs directly attributable to the transaction with LWAC. The deferred issuance costs will be offset against the proceeds received upon the consummation of the transaction. The deferred issuance costs were $2.2 million and zero as of June 30, 2021 and December 31, 2020, respectively. Deferred issuance costs were recorded under other long-term assets on the condensed balance sheets.

Grant Revenue

The Company’s grant revenues are derived from a grant with the Defense Advanced Research Projects Agency (“DARPA”) through the University of California, San Francisco (“UCSF”). The Company recognizes DARPA Grant revenue as reimbursable grant costs are incurred up to pre-approved award limits within the budget period. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations. Billings in excess of receipts are included as a receivable recorded within prepaid expenses and other current assets on the balance sheets.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of June 30, 2021 and December 31, 2020, the Company maintained valuation allowances against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with the FASB guidance for Earnings Per Share, which established standards regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in earnings and dividends. The guidance requires earnings available to common shareholders for the period, after deduction of preferred stock preferences, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. The Company is not required to present basic and diluted net income per share for securities other than common stock; therefore, the net income (loss) per share amounts only pertain to the Company’s common stock.

Basic net income (loss) per share is calculated by dividing income (loss) allocable to common shareholders (net income after reduction for any required returns to preferred stock shareholders prior to paying dividends to the common shareholders, assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, during the period. The Company calculates diluted net income per share using the more dilutive of the 1) treasury stock method, if-converted method, or contingently issuable share method, as applicable, or 2) the two-class method.

The Company has used the treasury stock method to calculate diluted net income (loss) per share for the three and six months ended June 30, 2021, as the Company was in a net loss position, and used the two-class method for the three and six months ended June 30, 2020, as the if-converted method is anti-dilutive. Diluted net income per share for the three and six months ended June 30, 2020 also reflects the assumed conversion of options outstanding during the period using the treasury stock method, to the extent dilutive. Warrants were excluded from the calculation of diluted net income per share for the three and six months ended June 30, 2020 as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Basic Net (Loss) Income per share
Net (loss) income	$(5,548)	$8,593	$(12,130)	$27,674
Less: income allocated to participating securities	—	(8,312)	—	(26,642)

Net (loss) income attributable to common shareholders	$(5,548)	$281	$(12,130)	$1,032

Weighted average common shares outstanding - basic	15,016,742	14,720,031	14,990,514	14,279,067

Net (loss) income per share - basic	$(0.37)	$0.02	$(0.81)	$0.07

Diluted Net (Loss) Income per share
Net (loss) income	$(5,548)	$8,593	$(12,130)	$27,674
Less: income allocated to participating securities	—	(8,071)	—	(25,976)

Net (loss) income attributable to common shareholders	$(5,548)	$522	$(12,130)	$1,698

Weighted average common shares outstanding - basic	15,016,742	14,720,031	14,990,514	14,279,067
Weighted average effect of dilutive stock options	—	13,836,636	—	9,985,024

Weighted average common shares outstanding - diluted	15,016,742	28,556,667	14,990,514	24,264,090

Net (loss) income per share - diluted	$(0.37)	$0.02	$(0.81)	$0.07

Potentially dilutive securities as of June 30, 2021 and 2020 are as follows (in common stock equivalent shares):

	As of June 30,
	2021	2020

Series A Convertible Preferred Stock	119,744,594	119,744,594
Series B Convertible Preferred Stock	105,154,241	105,154,241
Series C Convertible Preferred Stock	69,737,402	69,737,402
Series C Convertible Preferred Stock Warrants	1,118,677	729,572
Stock Options Outstanding	40,194,581	825,000

Total	335,949,495	296,190,809

3. Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The Company’s cash equivalents are classified using Level 1 inputs within the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The Company estimates the fair value of preferred stock warrants at the time of issuance and subsequent remeasurement using the Black-Scholes option pricing model at each reporting date, based on the following inputs: the risk-free interest rates; the expected dividend rates; the remaining contractual life of the warrants; the fair value of the underlying stock; and the expected volatility of the price of the underlying stock. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes to these assumptions as well as the fair value of the Company’s stock on the reporting date can have a significant impact on the fair value of the preferred stock warrant liability.

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy as of June 30, 2021 and December 31, 2020 (in thousands):

		Fair Value Measurements Using
	June 30, 2021	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$10,880	$10,880	$—	$—

Total assets	$10,880	$10,880	$—	$—

Liabilities
Preferred stock warrant liability	$780	$—	$—	$780

Total liabilities	$780	$—	$—	$780

		Fair Value Measurements Using
	December 31, 2020	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$15,216	$15,216	$—	$—

Total assets	$15,216	$15,216	$—	$—

Liabilities
Preferred stock warrant liability	$433	$—	$—	$433

Total liabilities	$433	$—	$—	$433

The preferred stock warranty liability is measured at fair value, using a combination of observable and unobservable inputs. The change in fair value of the preferred stock warrant liability is recorded in Other income (expense) on the statement of operations and comprehensive income (loss). The following key assumptions were used in determining the fair value of the preferred stock warrant liability valued using the Black-Scholes option pricing model as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Fair value of Series C convertible preferred stock	$0.80	$0.70
Expected volatility	96.4% - 97.6%	96.3%
Risk-free interest rate	1.2% - 1.5%	0.7%
Expected term (in years)	7.2 - 9.7	7.7
Expected dividend yield	—	—

The following table presents activity for the preferred stock warrant liability measured at fair value using significant unobservable Level 3 inputs during the six months ended June 30, 2021 and 2020 (in thousands):

Series C Preferred Stock Warrant Liability

Balance at December 31, 2019	$442
Change in fair value	72

Balance at June 30, 2020	$514

Balance at December 31, 2020	$433
Issuance of new warrants	271
Change in fair value	76

Balance at June 30, 2021	$780

4. Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	June 30, 2021	December 31, 2020

Lab equipment	$30	$30
Computer and office equipment	122	133
Furniture and fixtures	64	64

	216	227
Less accumulated depreciation and amortization	(195)	(193)

	$21	$34

The Company recorded depreciation and amortization expense of $6,400 and $41,000 for the three months ended June 30, 2021 and 2020, respectively, and recorded $13,400 and $87,000 for the six months ended June 30, 2021 and 2020, respectively.

5. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	June 30, 2021	December 31, 2020

Employee compensation	$643	$230
Research and development	462	755
Professional and outside services	1,069	44
Interest	128	598
Income taxes payable	351	351
Other	4	6

	$2,657	$1,984

6. Term Loans

SVB Term Loans

In August 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”), pursuant to which the Company may borrow up to $20.0 million, issuable in three separate tranches of $7.5 million (“Term Loan A”), $7.5 million (“Term Loan B”) and $5.0 million (“Term Loan C”), collectively referred to as the Term Loans. The Term Loan A became available to the Company at the effective date of the LSA on August 31, 2018 and the Company borrowed the $7.5 million under the Term Loan A on that date, receiving the cash proceeds on September 5, 2018. Term Loan B was immediately available commencing on the effective date of the LSA and ending on the earlier of 1) August 31, 2019, and 2) the occurrence of an event of default. The Company borrowed the $7.5 million under Term Loan B on November 19, 2018. Term Loan C was not drawn. The Term Loans had an interest-only period that commenced upon the borrowing of each tranche of the Term Loans with interest due and payable upon the first day of each month. The interest-only period ended August 31, 2020. The Company was required to make a final payment equal to 5.5% of the original aggregate principal amount of the Term Loans at maturity, which was accrued over the term of the debt arrangements. The Term Loans had a maturity date of February 1, 2023. In connection with the LSA, the Company issued two separate warrants, each to purchase up to 486,381 shares of Series C Preferred Stock at an exercise price of $0.514 per share, to SVB and Life Science Loans II, LLC (life science loan sector of SVB). The number of shares subject to the warrant are dependent on whether Term Loan A, Term Loan B and Term Loan C are drawn. The number of shares subject to each warrant as of June 30, 2021 and December 31, 2020, was 364,786 in connection with the Term Loan A and Term Loan B. The warrants expire August 31, 2028.

The Term Loans carried an interest rate equal to the greater of 1.5% plus prime or 6.5%, with an effective interest rate at December 31, 2020, of 9.1% and 9.0% for Term Loan A and Term Loan B, respectively.

The Company recorded a debt discount of $0.2 million for the estimated fair value of warrants and debt issuance costs upon the borrowing of each Term Loan A and Term Loan B, which was being amortized to interest expense over the term of the loan using the effective-interest method. As of December 31, 2020, the Company had $13.0 million of outstanding principal under the Term Loans of which $12.9 million is reflected on the balance sheet net of debt discounts. Interest expense, including amortization of debt discount related to the SVB Term Loans, totaled zero and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and $0.2 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

In March 2021, the Company repaid the SVB Term Loans using the proceeds from Oxford Term A Loans (defined below). The aggregate outstanding principal balance of SVB Term Loans A and B was $11.5 million at the date of repayment. The Company paid the entire outstanding principal balance, along with a final payment in the amount of $0.8 million (equal to 5.5% of the original aggregate principal amount), a prepayment fee of $0.1 million (equal to 1% of the original aggregate principal amount), and $37,000 of accrued interest. The Company recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which has been recorded in Loss on debt extinguishment on the Statement of Operations for the period. The loss on debt extinguishment includes the unamortized debt discount and final payment associated with Term Loan A and Term Loan B at the time of extinguishment along with the $0.1 million prepayment fee.

Oxford Term Loans

In March 2021, the Company entered into a Loan and Security Agreement (“Oxford LSA”) with Oxford Finance LLC (“Oxford”), pursuant to which the Company may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loans”) and $10.0 million (“Term B Loans”), collectively referred to as the Oxford Loans. The Term A Loans became available to the Company at the effective date of the Oxford LSA on March 19, 2021 and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loans of $7.4 million, after taking into effect specified issuance and legal fees designated within the distribution letter, were distributed to the Company in March 2021. Term B Loans will only become available to the Company upon achievement of certain clinical development milestones (“Phase II Milestones”) and is available until the earlier of (i) May 31, 2022, (ii) forty-five days after the occurrence of the Phase II Milestones, and (iii) the occurrence of an event of default. The Term A Loans have an interest-only period that commences upon the borrowing with interest due and payable upon the first day of each month. The interest-only period ends May 1, 2023, provided that upon the funding of the Term B Loans the end date will be extended to May 1, 2024. The Company is required to make a final payment equal to 5.5% of each funded tranche at maturity, which has been recorded as a debt discount for the Term A Loan which is outstanding and is being amortized over the term of the debt arrangements. The Oxford Loans have a maturity date of March 18, 2026. In connection with the Oxford LSA, the Company issued warrants to purchase a total of 389,105 shares of Series C Preferred Stock at an exercise price of $0.514 per share. The warrants expire May 19, 2031 and are fully exercisable upon issuance.

The Oxford Loans carry a variable interest rate equal to the greater of (i) 7.7% and (ii) the sum of the prime rate plus 4.45%. The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made prior to the first anniversary of the effective date of the Oxford LSA, (ii) 2.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the first anniversary of the effective date of the Oxford LSA but before the second anniversary, and (iii) 1.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the second anniversary of the effective date of the Oxford LSA but before the third anniversary. No prepayment fee will apply for a prepayment made after the third anniversary of the effective date of the Oxford LSA and prior to the maturity date.

The Company’s obligations under the Oxford LSA are secured by a first priority security interest in substantially all of its current and future assets, other than its owned intellectual property. The Company is also obligated to comply with various other customary covenants, including restrictions on its ability to encumber intellectual property assets without consent.

The Company recorded a debt discount of $1.5 million for the estimated fair value of warrants, debt issuance costs upon the borrowing of Term A Loans, and final payment to be made, which is being amortized to interest expense over the term of the loan using the effective-interest method. As of June 30, 2021, the Company had $20.0 million of outstanding principal under the Term A Loans of which $18.6 million is reflected on the balance sheet net of debt discounts. Interest expense, including amortization of debt discount related to the Oxford Term A Loans, totaled $480,000 and $549,000 for the three and six months ended June 30, 2021. The Company is in compliance with all covenants under the Oxford LSA as of June 30, 2021. The Term A Loans include customary events of default, including instances of a material adverse change in our operations, that may require prepayment of the outstanding Term A Loans. The Company has not been notified of an event of default by the lender as of the date of issuance of these financial statements.

Based on the outstanding principal amounts for the Company’s Term A Loans, the following table sets forth by year the Company’s required future principal payments as of June 30, 2021 (in thousands):

Years ended December 31,
2023	$4,444
2024	6,667
2025	6,667
2026	2,222

20,000
Unamortized debt discount	(1,432)

$18,568

7. Preferred Stock Warrants

The Company accounts for its warrants to purchase shares of convertible preferred stock as a liability. The Company will continue to adjust the liability for changes in fair value of these warrants until the exercise of warrants or the consummation of an initial public offering or SPAC merger, at which time the liability will be reclassified to stockholders’ equity. Upon consummation of the business combination with LWAC on August 25, 2021, the outstanding warrants were cashless exercised and 50,529 total net shares were issued, after giving effect to the application of the exchange ratio of approximately 0.09657.

The following table summarizes the outstanding warrants to purchase shares of preferred stock and the corresponding exercise price as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020	Exercise Price	Expiration Date
Series C preferred stock warrants	729,572	729,572	$0.514	August 31, 2028
Series C preferred stock warrants	389,105	—	$0.514	March 19, 2031

8. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The authorized shares, purchase price, number of shares and liquidation amount for each series of convertible preferred stock as of June 30, 2021 and December 31, 2020 is as follows (in thousands, except share and per share amounts):

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Preference
Convertible preferred stock:
Series A	145,560,097	$0.39148	119,744,594	$46,878
Series B	114,646,041	$0.48846	105,154,241	$51,364
Series C	76,070,076	$0.51400	69,737,402	$35,845

Total	336,276,214		294,636,237	$134,087

Dividends

Each holder of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”) is entitled to receive non- cumulative dividends, when and if declared by the Company’s Board of Directors, at a rate of $0.0313184 per annum for each share of Series A Convertible Preferred Stock, $0.0390768 per annum for each share of Series B Convertible Preferred Stock and $0.04112 per annum for each share of Series C Convertible Preferred Stock, prior to and in preference to the payment of a dividend on the common stock. No dividends have been declared to date.

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price plus declared but unpaid dividends.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time, into the number of shares of Common Stock determined by dividing the applicable purchase price by the applicable conversion price at the time of conversion. Each share of Preferred Stock will be automatically converted into common stock immediately upon (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the valuation of the Company immediately prior to such firmly underwritten public offering is at least $250,000,000, the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000 and the Company’s shares have been listed for trading on the New York Stock Exchange or Nasdaq or (ii) the affirmative vote of more than 70% of the holders of the then- outstanding Preferred Stock, voting together as a single class.

Voting

The holders of the Preferred Stock are entitled to one vote for each share of common stock into which such shares of Preferred Stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of the common stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder or at the option of the Company.

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheet instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Common Stock

During the three and six months ended June 30, 2021, the Company issued 160,000 shares of common stock in connection with the exercise of stock options, for net cash proceeds of $16,000. During the three and six months ended June 30, 2020, the Company issued 782,300 and 978,184 of shares of common stock in connection with the exercise of stock options, for net cash proceeds of $73,000 and $89,000, respectively.

Stock Options

In May 2013, the Company adopted the 2013 Equity Incentive Plan (the “Plan”), which was amended in February 2016. The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock bonuses to directors, employees and consultants of the Company. As of June 30, 2021 and December 31, 2020, the number of shares reserved under the Plan was 47,571,987.

There were 1,273,525 and 1,376,962 shares available for grant under the Plan as of June 30, 2021 and December 31, 2020, respectively. Options granted under the Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant, or in the case of certain non-statutory options, ten years from the date of grant. The exercise price of each option shall be determined by the Board of Directors based on the estimated fair value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s stock at the date of grant and for a term not to exceed five years. Most option grants generally vest 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years.

A summary of the Company’s stock option activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	40,251,144	$0.14	6.6	$3,806
Granted	450,000	0.23	9.6
Exercised	(160,000)	0.09	4.5
Cancelled	(346,563)	0.13	7.4

Outstanding at June 30, 2021	40,194,581	$0.14	6.1	$21,033

Vested and exercisable at June 30, 2021	28,704,052	$0.11	5.0	$15,669

For the six months ended June 30, 2021 the total fair value of vested options was $0.2 million. The weighted-average grant date fair value of employee option grants during the six months ended June 30, 2021 was $0.17 per share.

Stock-Based Compensation Expense

The Company recognized stock-based compensation expense of $0.2 million and $0.3 million for the three and six months ended June 30, 2021, respectively, and recognized stock-based compensation expense of $0.1 million and $0.2 million for the three and six months ended June 30, 2020, respectively. The assumptions used in the Black-Scholes option pricing model to determine the fair value of the stock option grants were as follows:

	Six Months Ended June 30,
	2021	2020

Risk-free interest rate	0.7%	0.5% - 1.0%
Expected volatility	90%	87% - 89%
Expected term (in years)	6.1	5.3 - 6.1
Expected dividend yield	0%	0%

Risk-free interest rate. The risk-free rate assumption is based on the U.S. Treasury instruments, the terms of which were consistent with the expected term of the Company’s stock options.

Expected volatility. Due to the Company’s limited operating history and lack of company-specific historical or implied volatility as a private company, the expected volatility assumption was determined by examining the historical volatilities of a group of industry peers whose share prices are publicly available.

Expected term. The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. The Company uses the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the weighted average of the time-to-vesting and the contractual life of the options.

Expected dividend yield. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends.

Forfeitures. The Company reduces stock-based compensation expense for actual forfeitures during the period in which they occur.

As of June 30, 2021, the unrecognized compensation cost related to outstanding employee options was $1.3 million and is expected to be recognized as expense over approximately 1.1 years. Unrecognized compensation cost related to outstanding nonemployee options was $0.1 million as of June 30, 2021, and is expected to be recognized as expense over approximately 0.4 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

Convertible preferred stock	294,636,237	294,636,237
Stock options issued and outstanding	40,194,581	40,251,144
Preferred stock warrants issued and outstanding	1,118,677	729,572
Authorized for future stock awards or option grants	1,273,525	1,376,962

Total	337,223,020	336,993,915

9. License Agreements

In May 2013, the Company entered into an agreement with the Regents of the University of California (“UCSF”) which provides the Company with an exclusive license to UCSF’s patent rights in certain inventions (the “UCSF Translational Profiling Patent Rights”) relating to translational profiling laboratory techniques initially developed at UCSF. Under the agreement, the Company is permitted to research, develop, make and sell products that it discovers and develops utilizing the UCSF Translational Profiling Patent Rights, which the Company refers to as licensed products, and use certain licensed processes utilizing the UCSF Translational Profiling Patent Rights and to sublicense such licensed products and processes.

Under the agreements, the Company is required to use commercially reasonable efforts to meet certain specified development, regulatory and commercial milestones related to the licensed products within specified time periods. In consideration of the rights granted to the Company under the agreement, the Company made a one-time license issue fee cash payment to UCSF of $50,000 upon the issuance of the license in 2013. In July 2021, the Company entered into an amendment to the license agreement to confirm the impact of the merger on the license agreement, including clarifying that in connection with the closing of the merger, the Company will pay UCSF a one-time cash payment of approximately $1.0 million, subject to adjustment based on the final Exchange Ratio. The Company is also required to make cash milestone payments to UCSF upon the completion of certain clinical and regulatory milestones for the licensed products. The aggregate remaining potential milestone payments are approximately $375,000. Additionally, the Company has agreed to pay UCSF a royalty of less than one percent on net sales of each of the first two licensed products sold by the Company or its affiliates, subject to minimum annual royalty payments and other adjustments in certain circumstances. The Company’s royalty obligations continue for each licensed product or service until the expiration of the last licensed patent covering the applicable licensed product or service.

In the event the Company sublicenses any of the UCSF Translational Profiling Patent Rights, the Company has agreed to pay a percentage of sublicense revenue received at specified rates that start at low double digit percentages and decrease to single digit percentages based on the elapsed time from the effective date of the agreement. Additionally, the Company has agreed to pay a low double digit percentage of any payments it receives from the sales of a licensed product discovered or developed by the Company under a collaboration agreement and a low double digit percentage of any net sales with respect to a licensed service.

UCSF may terminate the agreement if the Company fails to perform or violates any material term of the agreement and fails to cure such nonperformance or violation within 60 days of notice from UCSF or in the event of the Company’s insolvency. The Company is currently in compliance with all material terms of the agreement.

The Company may terminate the agreement upon 60 days’ written notice to UCSF and may terminate the UCSF Translational Profiling Patent Rights on a claim-by-claim, patent-by-patent and country-by-country basis by giving written notice to UCSF. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UCSF Translational Profiling Patent Rights.

The Company paid $15,000 to UCSF for the three and six months ended June 30, 2021 and 2020. All license related fees were recorded as research and development expense.

10. Research Collaboration and License Agreement

In December 2019, the Company entered into a Research Collaboration and License Agreement (the “Pfizer Agreement”) with Pfizer to research and develop small molecules that target eIF4E.

Pursuant to the Pfizer Agreement, the Company granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of the Company’s patents, know-how and materials, to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Pursuant to the Pfizer Agreement, Pfizer granted the Company an option to co-fund and co-promote a single such licensed product under a profit and loss share arrangement in the United States. The option can be exercised prior to a specified time before the first patient is expected to be enrolled in a clinical trial intended to support an NDA for marketing approval.

Under the Pfizer Agreement, the Company was responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of the program, including submission of an IND and conducting all clinical development and commercialization activities. Pfizer is obligated to use commercially reasonable efforts to develop and seek regulatory approval for a licensed product, and commercialize a licensed product where Pfizer has received regulatory approval, in the United States and certain other countries. In the event the Company exercises its co-funding and co-promotion option, a joint steering committee will oversee the development plan and budget of the co-developed product, and the Company will have the responsibility to conduct a portion of product marketing presentations to healthcare providers.

Pursuant to the Pfizer Agreement, the Company received an upfront, one-time, non-refundable, non-creditable payment of $15 million from Pfizer. Pfizer was obligated to reimburse the Company for costs incurred for research performed, up to a specified cap in the low double-digit millions. Upon the achievement of specified early development and regulatory milestones, Pfizer will be obligated to pay the Company up to $80 million in the aggregate. For other non-early stage development milestones Pfizer’s payment obligations to the Company depends upon whether the Company has exercised its co-funding and co-promotion option: 1) if it does not exercise the option, non-early stage development payments may total up to $165 million in aggregate, and 2) if it does exercise the option, non-early stage development payments may total up to $70 million in aggregate. Upon the achievement of specified sales milestones, Pfizer is also obligated to make tiered milestone payments of up to $235 million in aggregate. On a product-by-product basis, Pfizer will also be required to pay the Company high single-digit percentage royalties on annual net sales of each licensed product. If the Company exercises its co-promotion and co-funding option, royalty payments will exclude sales in the United States and the Company will share with Pfizer profits from sale of the relevant licensed product in the United States.

Unless earlier terminated, the Pfizer Agreement will continue in effect until the expiration of all Pfizer payment obligations. Except in the United States, if the Company exercises its co-funding and co-promotion option, following expiration of the obligation to pay royalties for any licensed product in a given country and payment of all amounts due, Pfizer’s license to such licensed product in such country will become fully paid-up, perpetual, irrevocable and royalty-free. Pfizer may terminate the Pfizer Agreement for convenience upon written notice. Either party may terminate the Pfizer Agreement if an undisputed material breach by the other party is not cured within a defined period of time, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

Under the framework of ASC Topic 606, Revenue from Contracts with Customers, the Company identified two distinct performance obligations; 1) delivery of the license and 2) performance of future research activities specified within the research plan. The Company determined the standalone value of the license by calculating the present value of the probability weighted cash inflows to be generated from the Pfizer Agreement. These cash inflows include development and sales milestones and future royalties. The standalone value of the research activities was determined by identifying the market cost for services and supplies to perform such activities if it were to be outsourced to a third-party. The initial transaction price of $27.0 million was allocated to the two performance obligations on a relative standalone value basis, with $25.6 million allocated to the license and $1.4 million allocated to the research activities. The value attributable to the license was recognized upon delivery of the license to Pfizer and the value attributable to the research activities was recognized pro-rata based on the actual costs incurred by the Company compared to the total estimated costs of the research activities from the time of execution to the end of the research program.

During the three and six months ended June 30, 2020, the Company received $17.1 million and $42.0 million from Pfizer in connection with the Research and License Agreement for delivery of the license, reimbursement of research activities specific within the research plan, and achievement of the first development milestones.

For the three and six months ended June 30, 2020, the Company recorded revenue of $15.1 million and $41.4 million, respectively. Of the $15.1 million in revenue recorded for the three months ended June 30, 2020, $14.3 million related to value attributable to the license for the achievement of the first development milestone and $0.8 million related to the performance of research activities specified within the research plan. A contract liability balance of $0.6 million was recorded as of June 30, 2020. As of June 30, 2020, all future development and sales milestones (variable consideration) were fully constrained.

There was no revenue recorded in connection with this agreement for the three months and six months ended June 30, 2021 because all development and sales milestones (variable consideration) were fully constrained.

11. DARPA Grant Revenue

In April 2021, the Company entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in allowable costs are reimbursable for clinical and manufacturing activities related to zotatifin for the treatment of COVID-19 under the DARPA grant. Under the terms of Research Subaward Agreement, the Company is obligated to provide financial and technical reports to UCSF on a periodic basis. The subaward can be terminated by either party upon written notice and also in the event that DARPA suspends or terminates its award to UCSF.

The Company recognized $0.7 million of revenue under the DARPA grant in the three and six months ended June 30, 2021, and zero in the three and six months ended June 30, 2020. As of June 30, 2021 and December 31, 2020, the Company has a receivable of $0.5 million and zero recorded as a receivable within prepaid expenses and other current assets on the balance sheets, respectively.

12. Commitments and Contingencies

Leases

The Company leased certain office and lab space in San Diego, California under a non-cancelable operating lease, which was amended in September 2019 to extend its terms through October 2020, with an option to renew for an additional two-year term. The portion of the lease associated with the office space was not extended and the Company vacated the space in October 2020. The portion of the lease associated with the lab space was extended until December 2020, at which time the Company vacated the space. In November 2020, the Company entered into a non-cancelable operating sublease for office space in San Diego, California, with a lease term through December 2021. Lease cost under these leases was $24,000 and $48,000 for the three and six months ended June 30, 2021, respectively, and $149,000 and $0.3 million for the three and six months ended June 30, 2020, respectively.

During the three and six months ended June 30, 2021, the Company paid $28,000 and $56,000, respectively, in lease payments, which were included in operating activities in the statements of cash flows. During the three and six months ended June 30, 2020, the Company paid $153,000 and $0.3 million, respectively, in lease payments, which were included in operating activities in the statements of cash flows.

The following table summarizes supplemental balance sheet information related to leases as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
Assets:
Operating lease right-of-use assets	$47	$92

Total right-of-use assets	47	92

Liabilities
Operating lease liabilities, current	55	108
Operating lease liabilities, non-current	—	—

Total operating lease liabilities	$55	$108

As of June 30, 2021, the future minimum annual lease payments under the existing operating leases were as follows (in thousands, except for weighted-average remaining lease term and weighted-average discount rate):

In thousands (except for Weighted-average remaining lease term and Weighted-average discount rate)

Remainder of 2021	$56

Total remaining lease payments	56
Less: imputed interest	(1)

Total operating lease liabilities	55
Less: current portion	(55)

Long-term operating lease liabilities	$—

Weighted-average remaining lease term (in years)	1
Weighted-average discount rate	9%

13. Employee Benefits

The Company has a defined contribution 401(k) plan available to eligible employees. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. Through June 30, 2021, the Company made no matching contributions.

14. Income Taxes

There was no provision for income taxes recorded during the three months ended June 30, 2021 and tax expense of approximately $0.1 million recorded in the three months ended June 30, 2020. The Company’s deferred tax assets continue to be fully offset by a valuation allowance.

15. Subsequent Events

For the purposes of the financial statements as of June 30, 2021 and the three and six months then ended, the Company has evaluated subsequent events through August 31, 2021, the date on which the financial statements were issued.

Business Combination closing of LWAC and eFFECTOR

On August 25, 2021, the Company completed the previously announced business combination pursuant to an Agreement and Plan of Merger dated May 26, 2021, among LWAC, LWAC Merger Sub Inc., eFFECTOR Therapeutics, Inc. (Old eFFECTOR). Upon closing of the business combination, the combined company was renamed eFFECTOR Therapeutics, Inc. (eFFECTOR). All outstanding common and preferred shares of Old eFFECTOR converted into common shares of the surviving eFFECTOR company through application of an exchange ratio of approximately 0.09657.

Pursuant to the terms of the Agreement and Plan of Merger, the Company’s shareholders exchanged their interests in the Company for shares of common stock of eFFECTOR. In addition, awards under the Company’s existing equity incentive plans, including the 2013 Plan, continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement.

Gross proceeds from this transaction totaled approximately $65.9 million, which included funds held in LWAC’s trust account and the completion of a concurrent PIPE financing in which certain investors agreed to subscribe for and purchased an aggregate of $60.7 million of common stock of eFFECTOR. The shareholders of LWAC approved the transaction on August 24, 2021. The transaction was previously approved by the boards of directors of both LWAC and Old eFFECTOR. The transaction will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under the reverse recapitalization model, the business combination will be treated as eFFECTOR issuing equity for the net assets of LWAC, with no goodwill or intangible assets recorded. Under this method of accounting, LWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the business combination, eFFECTOR stockholders have a majority of the voting power of the combined company, comprise all of the ongoing operations of the combined entity, comprise a majority of the governing body of the combined company, and eFFECTOR senior management comprise all of the senior management of the combined company.